                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          PRELIMINARY PROXY MATERIALS

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ____)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted
[_]  Definitive Proxy Statement              by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            BLUE RHINO CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

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[  ]        Check box if any part of the fee is offset as
            provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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

LOGO
                    PRELIMINARY COPY SUBJECT TO COMPLETION,
                            DATED NOVEMBER 12, 1999

                            BLUE RHINO CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 21, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Blue Rhino Corporation (the "Company") which will be held on Tuesday, December 21, 1999 at the Village Conference Center, 6205 Ramada Drive, Clemmons, North Carolina, at 10:30 a.m.

     At the Annual Meeting, we will report on matters of current interest and ask stockholders to:

     1. Elect three Class B Directors to hold office until the annual meeting of stockholders for the fiscal year ending July 31, 2002,

     2. Authorize the amendment of the Company's Second Amended and Restated Certificate of Incorporation to reduce the Company's authorized capital stock from 120,000,000 shares to 45,000,000 shares,

     3. Approve the issuance of common stock issuable upon conversion of convertible notes issued by the Company and the common stock issuable upon exercise of related warrants,

     4. Ratify the adoption of the Blue Rhino Corporation Employee Stock Purchase Plan,

     5. Ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending July 31, 2000, and

     6. Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on the record date of November 5, 1999 are entitled to vote their shares at the Annual Meeting. A list of stockholders entitled to vote will be available for inspection during regular business hours at the executive offices of the Company at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104 for ten days prior to the Annual Meeting.

     A proxy card is enclosed for the convenience of those stockholders who do not plan to attend the Annual Meeting in person but desire to have their shares voted. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your card and later decide to attend the Annual Meeting in person or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

                              For the Board of Directors


                              /s/ Billy D. Prim
                              Billy D. Prim
                              Chairman of the Board, President
                              and Chief Executive Officer

Winston-Salem, North Carolina
November __, 1999

                            BLUE RHINO CORPORATION
                           104 Cambridge Plaza Drive
                      Winston-Salem, North Carolina 27104


                              PROXY STATEMENT FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 21, 1999

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blue Rhino Corporation (the "Company" or "Blue Rhino") for use at the Company's Annual Meeting of Stockholders for the fiscal year ended July 31, 1999 (the "Annual Meeting") to be held on December 21, 1999 at the Village Conference Center, 6205 Ramada Drive, Clemmons, North Carolina, at 10:30 a.m., or any adjournment or postponement thereof. This proxy statement and the accompanying materials are being mailed to the Company's stockholders beginning on or about November __, 1999.

                                    GENERAL

Capital Stock

     The Company's authorized capital stock consists of 100,000,000 shares of common stock having a par value of $0.001 per share ("Common Stock") and 20,000,000 shares of preferred stock having a par value of $0.001 per share ("Preferred Stock"). As of October 31, 1999, there were 8,647,654 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Stockholders Entitled to Vote

     Only Common Stockholders of record at the close of business on the record date of November 5, 1999 are entitled to vote their shares at the Annual Meeting and at any adjournment or postponement of the meeting. Each outstanding share of Common Stock is entitled to one vote.

Voting

     Holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the election of directors. For each other matter coming before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote will be required for approval of such matter. Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes for Proposals 2, 3, 4 and 5 in this proxy statement. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present in person or by proxy for purposes of determining whether stockholder approval of that matter has been obtained.

Proxies

     If a stockholder properly completes and returns the accompanying proxy card, the shares represented by the proxy will be voted as the stockholder directs. IF THE PROXY CARD IS RETURNED BUT NO INSTRUCTIONS ARE GIVEN BY THE STOCKHOLDER, THE SHARES WILL BE VOTED BY THE PROXY HOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

     A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

     The Company intends to request that banks, brokerage houses, custodians, nominees and other fiduciaries forward copies of these proxy materials to those persons for whom they hold shares. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone. The cost of preparing, assembling, mailing and soliciting proxies and other miscellaneous expenses related thereto will be borne by the Company.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of eight positions divided into Classes A, B, and C, comprised of three, three and two directors, respectively, with staggered terms of three years each. Three Class B Directors have been nominated for election at the Annual Meeting to serve until the annual stockholders meeting for the fiscal year ending July 31, 2002 or until such time as their successors are elected and qualified.

     Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee should become unable to serve as a director prior to the Annual Meeting, the persons authorized by your proxy will vote for the election of a substitute nominee recommended by the Board of Directors in place of that nominee.

     The Board of Directors of the Company recommends a vote FOR the election of the three Class B Director nominees named below. Proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions are given to the contrary.

Information Concerning Nominees for Election

     Certain information as to each of the three nominees for election as a Class B Director is set forth in the table below. The information appearing in the table and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to the Company by the nominees.

Nominee              Age                    Biographical Information
-------              ---                    ------------------------
Richard A. Brenner    36        Mr. Brenner has served as a director since
                                August 1998. Mr. Brenner has been the president
                                of Amarr Company since July 1993 and has served
                                on the board of advisors of Wachovia Bank since
                                1993.

Robert J. Lunn        49        Mr. Lunn is the founder, managing partner and
                                chief investment officer of Lunn Partners LLC
                                ("Lunn Partners"), a private investment banking
                                firm established in 1994. Prior to establishing
                                Lunn Partners, Mr. Lunn was a managing director,
                                member of the operating committee and head of
                                the financial services division at Lehman
                                Brothers Holdings Inc. Mr. Lunn serves as a
                                director of Shaw Industries Inc.

John H. Muehlstein    44        Mr. Muehlstein has served as a director since
                                September 1995. Since 1986, Mr. Muehlstein has
                                been a principal of the law firm of Pedersen &
                                Houpt, a Professional Corporation, legal counsel
                                to the Company. Mr. Muehlstein also

                                serves as a director of Einstein/Noah Bagel
                                Corp., SpinCycle, Inc. and several privately-held companies.

Information Concerning Continuing Directors

     Certain information as to each director who will continue in office is set forth in the table below. The information appearing in the table and certain information regarding beneficial ownership of securities by such directors contained in this proxy statement has been furnished to the Company by the directors.

Continuing Class A Directors to Serve Until Annual Meeting for the Fiscal Year ending July 31, 2001

Nominee              Age                    Biographical Information
-------              ---                    ------------------------
Billy D. Prim         43        Mr. Prim co-founded the Company in March 1994
                                and has served as the Company's Chief Executive
                                Officer and Chairman since the Company's
                                incorporation and as the Company's President
                                since January 1996. Mr. Prim also serves as
                                president and chief executive officer and is a
                                56% stockholder of American Oil and Gas, Inc.
                                ("American Oil and Gas"), a North Carolina based
                                holding company. Until April 1995, American Oil
                                and Gas was a distributor of propane gas, home
                                heating oil, diesel fuel and kerosene. Mr. Prim
                                is a director of several privately-held
                                companies, including Platinum Propane Holding,
                                L.L.C. ("Platinum Propane") and Ark Holding,
                                L.L.C. ("Ark"), which represent eight of our
                                distributors. Mr. Prim is also a director of
                                Southern Community Bank & Trust and the National
                                Propane Gas Association.

Andrew J. Filipowski  49        Mr. Filipowski co-founded the Company in March
                                1994 and has served as our Vice Chairman since
                                May 1994. Mr. Filipowski is the founder of
                                divine interVentures, Inc. (formerly Platinum
                                Venture Partners, Inc.), a venture capital firm
                                with interests in information technology,
                                software and software services, and media
                                related enterprises. Mr. Filipowski was a co-
                                founder of Platinum technology, Inc. and was its
                                chairman, president and chief executive officer
                                from its formation in April 1987 until its sale
                                to Computer Associates International, Inc. in
                                March 1999. Mr. Filipowski is also a director of
                                Platinum Entertainment, Inc., System Software
                                Associates, Inc. and several privately-held
                                companies including Platinum Propane and Ark,
                                which represent eight of our distributors.

Craig J. Duchossois   55        Mr. Duchossois has served as a director since
                                May 1994. Mr. Duchossois has been the chief
                                executive officer of Duchossois Industries,
                                Inc., a privately-held diversified manufacturing
                                and service company since 1995, and previously
                                served as its president from 1986 to 1995. Mr.
                                Duchossois also serves as a director of Platinum
                                Entertainment, Inc., Bissell, Inc. and LaSalle
                                Bank, National Association as well as several
                                privately-held companies.

Continuing Class C Directors to Serve Until Annual Meeting for the Fiscal Year ending July 31, 2000

Nominee              Age                    Biographical Information
-------              ---                    ------------------------
Steven D. Devick      47        Mr. Devick has served as a director since May
                                1994. Mr. Devick is a co-founder of Platinum
                                Entertainment, Inc. and has served as its
                                chairman and chief executive officer since
                                January 1992 and as its president since January
                                1996. Mr. Devick is an officer and director of
                                several privately-held companies.

Mark Castaneda        35        Mr. Castaneda has served as our Chief Financial
                                Officer since October 1997, as Secretary since
                                February 1998 and a director since August 1998.
                                Prior to joining

                                us, Mr. Castaneda served as the vice president of finance and the chief financial officer for All Star Gas Corporation from July 1995 until October 1997, as a director of planning and controller of Skelgas Propane, Inc. from May 1991 to July 1995, and as a certified public accountant with Deloitte & Touche, LLP from June 1986 to May 1991.

Committees of the Board of Directors

     The Board of Directors has standing Executive, Compensation and Audit Committees. The Board does not have a nominating committee.

     The Executive Committee, consisting of Messrs. Duchossois, Filipowski and Prim, makes recommendations to the Board of Directors concerning matters of strategic planning and operational management of the Company and has the power to address matters on behalf of the Board of Directors which require attention between meetings of the Board of Directors. The Compensation Committee, consisting of Messrs. Brenner and Devick, makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's directors, officers and employees and administers the Company's stock incentive and option plans. Prior to September 1997, decisions concerning the compensation of officers were made by the Board of Directors as a whole. The Audit Committee, consisting of Messrs. Brenner, Devick and Muehlstein, makes recommendations to the Board of Directors regarding the selection and retention of independent accountants, reviews the results and scope of the audit and other accounting-related services, and reviews and evaluates the Company's internal control functions.

Meetings

     The Board of Directors held eight meetings during fiscal 1999. The Executive Committee held no meetings, the Compensation and Audit Committees held three and five meetings, respectively, in fiscal 1999. All members of the Board of Directors attended at least 75% of all of the Board of Directors meetings and of all of the meetings held by the committees of which each is a member during fiscal 1999.

                             DIRECTOR COMPENSATION

     In order to enhance its ability to attract, retain and motivate qualified non-employee directors, the Company adopted Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Option Plan") effective December 30, 1998. The Company has reserved 100,000 shares of Common Stock for issuance under the plan. Directors receive no cash compensation for their service on the Board of Directors, although they are reimbursed for all reasonable expenses incurred in connection with the performance of their duties as directors. The five non-employee directors serving during fiscal 1999 were entitled to participate in the Director Option Plan. Until December 1998, the plan provided that non-employee directors would receive grants of options to purchase up to 4,000 shares of Common Stock, 1,000 shares per quarterly meeting attended, as of the date of the annual stockholders meeting for the prior fiscal year. As of December 1998, the grants for the fiscal year then in progress have been made as of the date of the annual stockholders meeting for the prior fiscal year. In addition, in December 1998 non-employee directors each received one-time grants of an option to purchase 4,000 additional shares of Common Stock for fiscal 1999. All options granted for fiscal 1999 and thereafter are subject to forfeiture for each quarterly meeting missed, 1,000 per meeting, and all are forfeited if a director fails to attend at least two quarterly meetings in a fiscal year. The exercise price for all options granted under the plan is the market value per share of the Common Stock as of the grant date. These options vest on each of the first three anniversaries of the grant date. Currently, there are options to purchase 56,000 shares with a weighted average exercise price of $21.68 per share outstanding under this plan. Options to purchase 18,667 shares will have vested and be exercisable on December 30, 1999.

     Options granted under the Director Option Plan are not "incentive stock options," as that term is defined in Section 422(b) of the Internal Revenue
Code of 1986, as amended (the "Code"). The Compensation Committee of the Board of Directors administers the Director Option Plan and has the power to adjust the number of shares of Common Stock subject to option grants in case of stock dividends, stock splits, recapitalizations and other similar events. Each option granted under the Director Option Plan is exercisable for a period not to exceed ten years from the date of grant and shall lapse upon expiration of such period. Options may not be assigned or transferred except by will or operation of the laws of descent and distribution and each option is exercisable during the lifetime of the grantee only by such grantee.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company for the fiscal years ended July 31, 1999, 1998 and 1997 to the Company's Chief Executive Officer and four most highly compensated executive officers at the end of fiscal 1999 (collectively, the "Named Officers").

                          Summary Compensation Table

                                                                            Long-Term
                                             Annual Compensation           Compensation
                                             -------------------           ------------
                                                                         Shares Underlying     All Other
Name and Principal Position                  Year       Salary             Stock Options     Compensation
---------------------------                  ----      --------          -----------------   ------------
Billy D. Prim                                1999      $288,923                60,000                 --
  Chief Executive Officer                    1998       218,538                43,312                 --
                                             1997       125,250                57,088                 --

Mark Castaneda                               1999       138,359                36,796                 --
  Secretary and Chief Financial Officer      1998        78,846(1)             32,561                 --
                                             1997            --                    --                 --

Richard E. Belmont                           1999       118,322                24,000                 --
  Vice President of Marketing                1998       112,708                26,890                 --
                                             1997       106,727                 1,890                 --

Joseph T. Culp                               1999       115,174                24,000                 --
  Vice President of Partner Development      1998       109,710                26,890                 --
                                             1997       104,242                 1,890                 --

Jerald D. Shadley                            1999       132,247(2)             24,000            $40,000(3)
  Vice President of Sales                    1998            --                    --                 --
                                             1997            --                    --                 --

-------------
(1) Mr. Castaneda's salary for fiscal 1998 reflects amounts earned from the commencement of his employment with the Company in October 1997.

(2) Mr. Shadley's salary for fiscal 1999 reflects amounts earned from the commencement of his employment with the Company in August 1998.

(3) Mr. Shadley was paid a $40,000 moving allowance in connection with joining the Company in August 1998.

Option Grants

     The following table sets forth information on grants of stock options to the Named Officers pursuant to the 1998 Stock Incentive Plan during fiscal 1999.

                           Option Grants in Last Fiscal Year

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                  Annual Rates
                      Number of          % of                                   of Stock Price
                      Securities     Total Options   Exercise                   Appreciation for
                      Underlying      Granted to      Price                      Option Term(2)
                      Options        Employees in      Per       Expiration   --------------------
       Name           Granted(1)      Fiscal Year     Share       Date(1)        5%        10%
       ----           ----------     -------------   --------    ----------   --------  ----------
Billy D. Prim             50,000         17.27%       $13.125      3/31/09    $412,712  $1,045,893
                          10,000          3.45%        13.125      3/31/09      82,542     209,179

Mark Castaneda             1,796          0.62%        13.00       11/2/08      14,683      37,211
                           3,433          1.19%        13.00       11/2/08      28,067      71,127
                           1,567          0.54%        13.125      3/31/09      12,934      32,778
                          30,000         10.36%        13.125      3/31/09     247,627     627,536

Richard E. Belmont         2,746          0.95%        13.00       11/2/08      22,450      56,893
                           1,254          0.43%        13.125      3/31/09      10,351      26,231
                          20,000          6.91%        13.125      3/31/09     165,085     418,357

Joseph T. Culp             2,746          0.95%        13.00       11/2/08      22,450      56,893
                           1,254          0.43%        13.125      3/31/09      10,351      26,231
                          20,000          6.91%        13.125      3/31/09     165,085     418,357

Jerald D. Shadley          2,746          0.95%        13.00       11/2/08      22,450      56,893
                           1,254          0.43%        13.125      3/31/09      10,351      26,231
                          20,000          6.91%        13.125      3/31/09     165,085     418,357

-------------
(1) These options have a term of ten years, are nonqualified stock options and have an exercise price equal to the market value of the Common Stock on the date of grant. Options which expire on November 2, 2008 were fully vested and exercisable on November 3, 1999. Options which expire on March 31, 2009 vest 20% on each anniversary of the grant date until fully vested (i.e., five years from the grant date) and are exercisable upon vesting. In determining the fair market value of the Common Stock for options issued prior to the establishment of a public market for the Common Stock, the Compensation Committee relied on the estimate of the midpoint of the estimated range of the offering price for the Common Stock per the initial public offering.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

     The following table sets forth information with respect to exercised and unexercised stock options granted under the 1994 Stock Incentive Plan and the 1998 Stock Incentive Plan as of the end of fiscal 1999. Mr. Culp is the only Named Officer that exercised stock options during fiscal 1999.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

                             Shares                           Number of                Value of Unexercised
                          Acquired on      Value                Options               In-the-Money Options at
                            Exercise    Realized(1)      Held at July 31, 1999            July 31, 1999(2)
                          -----------   -----------      ---------------------       --------------------------
      Name                                             Exercisable   Unexercisable    Exercisable  Unexercisable
      ----                                             -----------   -------------    -----------  -------------
Billy D. Prim.......            --             --          72,181         92,000        $175,990         --
Mark Castaneda......            --             --          12,561         56,796          22,777         --
Richard E. Belmont..            --             --          20,122         44,000          68,498         --
Joseph T. Culp......        15,122        $81,730           5,000         44,000              --         --
Jerald D. Shadley...            --             --           4,000         40,000              --         --

--------------

(1) Calculated by determining the difference between the market value of the Common Stock at the exercise date and the exercise price of the Named Officer's options.

(2) Calculated by determining the difference between the market value of $9.625 per share for the Common Stock underlying the options at July 31, 1999 and the exercise price of the Named Officer's options.

Compensation Committee Report on Executive Compensation

     The Compensation Committee is responsible for the development of the Company's executive compensation policies and the administration of those policies. The Compensation Committee evaluates the performance of management and recommends to the full Board of Directors the salaries and incentive compensation for executive officers and key employees. In reviewing the compensation of individual executive officers and employees during fiscal 1999, the Compensation Committee considered published compensation surveys, the amount of compensation paid to executive officers at comparable companies in the consumer product and propane industries, market conditions, the recommendations of management and the attainment of certain performance goals.

Executive Compensation Policy

     The Company's general compensation policy is that total compensation should vary with the performance of the Company and the individual in attaining certain financial and non-financial objectives. The Compensation Committee's objectives include:

     . Attracting and retaining talented executives and employees critical to the long-term success of the Company by offering compensation packages competitive with those provided by other publicly-held high growth companies.

     . Aligning the interests of the Company's management with the interests of the Company's stockholders by developing compensation programs that link compensation directly to increases in stockholder value.

     . Maintaining an appropriate balance between base salary and performance-based compensation, with a higher proportion of compensation being performance-based as an officer or key employee's level of responsibility increases.

     During fiscal 1999, the compensation of an officer or key employee of the Company was comprised of base salary and options granted under the Company's 1998 Stock Incentive Plan. In addition, all employees of the Company who have been employed for six months or more are eligible to participate in the Company's 401(k) plan beginning on the first day of the first fiscal quarter following the completion of six months of service. Subject to limitations imposed by the Code, participants in the 401(k) plan may contribute up to 15% of their total base compensation to the plan. In addition, in fiscal 1999 the Company initiated a match to an employee's 401(k) contributions in the amount of $.50 of every $1.00 contributed up to 6% of an employee's salary.

Incentive Cash Bonus

     The Company's policy is to pay a cash incentive bonus to certain employees for attainment of internal revenue and earnings targets. The Compensation Committee determines and recommends to the Board of Directors a cash incentive for each of the officers and key employees based revenue and earnings targets, individual performance, level of responsibility, experience and competitive factors. The executive officers and key employees did not attain the internal targets necessary to earn incentive cash bonuses for fiscal 1999.

Base Salary

     The Company's policy is to pay base salaries that are generally competitive with the median base salaries paid by comparable companies in the consumer product and propane industries. The Compensation Committee determines and recommends to the Board of Directors a base salary for each of the officers and key employees based upon individual performance, level of responsibility, experience and competitive factors. The Compensation Committee did not commission any formal surveys of executive officer compensation at comparable companies, but relied on published surveys for indications of salary trends generally and at growth companies in particular. The Compensation Committee used all of these factors in recommending base salary levels, but did not assign specific weight to any particular factor.

1998 Stock Incentive Plan

     Granting options under the Company's 1998 Stock Incentive Plan is the primary method by which the Compensation Committee motivates executive officers and key employees to meet and surpass performance goals. Stock options are intended to focus executive officers and key employees on managing the Company from the perspective of owners with an equity interest and to link their long-term compensation directly with increases in stockholder value. Options granted under the 1998 Stock Incentive Plan typically vest 20% on each anniversary of the grant date and, thus, do not fully vest until five years after the grant date. Additional options may be granted to executive officers if certain revenue and earnings targets are met. These options vest in one year plus one day. In addition, because the exercise price of options granted under the 1998 Stock Incentive Plan may not be less than the market value of the Common Stock on the grant date, recipients of option grants receive no compensation unless the price per share of Common Stock increases after the grant date.

     In determining the stock option grants to individual executive officers, the Compensation Committee employs various factors including whether Company-wide revenue targets and individual performance targets are achieved. The Company's revenues increased approximately 92.5% from $27.4 million in fiscal 1998 to $53.8 million in fiscal 1999 and nearly all of the Company's internal revenue targets were achieved. Individual performance targets are established for each executive officer on a quarterly and annual basis. Each executive officer's performance targets vary depending upon the officer's position. Individual performance targets included increases in the Company's revenue and number of retail locations being serviced.

     The most significant factor influencing the Compensation Committee's determination of performance compensation in this fiscal year was management's commitment to increase penetration of existing retail accounts and add new retail accounts through acquisitions and otherwise. In fiscal 1999, the Company's installed locations nearly doubled from 9,500 to 18,500 at year end 1999. Based upon their position and level of responsibility within the Company, the Named Officers were granted options for a total of 168,796 shares of Common Stock in fiscal 1999.

Compensation of Chief Executive Officer

     The Compensation Committee determines the compensation of Mr. Prim, the Company's President and Chief Executive Officer, based on the same criteria applicable to the Company's other executive officers. The Compensation Committee believes Mr. Prim's current base salary of $350,000 is in line with the median salaries of other chief executive officers in the consumer product and propane industries. Pursuant to the Committee's recommendations, Mr. Prim was granted options for 10,000 shares of Common Stock in November 1998 which were fully vested as of November 2, 1999 and 50,000 shares of Common Stock in March 1999 which vest over five years. Mr. Prim's leadership was essential to the Company's successful expansion of retail locations and the attainment of certain internal performance targets. The Compensation Committee also considered significant Mr. Prim's role in identifying and negotiating the Company's 16 acquisitions during fiscal 1999, as well as his oversight of the integration of the acquired businesses into the Company's operations.

Employment Agreement

     The Compensation Committee commissioned a report on chief executive compensation in October 1998. The findings of the report indicated that Mr. Prim's compensation was in line with companies of similar size in similar industries and also indicated that employment contracts are standard for chief executives. Based on this report, the Company entered into an employment agreement with Mr. Prim on May 31, 1999. The agreement has a rolling five year term beginning as of January 1, 1999. Upon 90 days notice by either the Company or Mr. Prim, the term will thereafter continue for five years from the end of the notice period. The agreement provides for a minimum base salary of $350,000 during the term of the agreement, with cost of living adjustments, and discretionary cash and/or incentive bonuses and stock option grants at the discretion of the Compensation Committee. Mr. Prim's base salary in calendar 1999 is $350,000. In addition to those perquisites provided to other executives of the Company, the agreement also provides for health benefits, split dollar life insurance, club memberships and an automobile during the term of the agreement.

     Upon termination of Mr. Prim's employment for any reason, he shall be entitled to receive his then current base compensation through the last day of the calendar month in which the termination date occurs. Upon termination of Mr. Prim other than for "cause," as defined in the agreement, or Mr. Prim's election to terminate his relationship with the Company because of a material change in his position and/or duties, or within 12 months of a change in control of the Company, or an action by either party to exercise the 90 day notice provision, he (or his spouse in the event of his death) shall be entitled to receive his base salary, with annual cost of living adjustments, for five years following his termination date. For the ten years following the five years of continuing base salary, Mr. Prim (or his spouse) shall be entitled to receive retirement benefit payments, payable in accordance with the Company's ordinary payroll, in the amount of 70% of his base salary in the fifth year of continuing payments. Following termination other than for "cause," the Company shall use its best efforts to provide Mr. Prim and his dependents with coverage under the Company's health care plans until the earlier of his death or the month in which the last retirement benefit payment is made. Such health care coverage shall be at no cost to Mr. Prim unless the premiums exceed the then highest premium payable by an employee of the Company.

     For two years following the termination of his employment, Mr. Prim is subject to a non-competition and non-solicitation agreement. Failure to comply with these provisions will result in cessation of any post-termination payments to or benefits for Mr. Prim or his dependents.

Section 162(m)

     Under Section 162(m) of the Code, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock options exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million in any one year. Currently, none of the Company's executive officers receive annual compensation in excess of $1.0 million. However, if an executive officer were to receive compensation in excess of $1.0 million, the Compensation Committee expects to structure such compensation to meet the requirements of Section 162(m) and preserve the Company's federal income tax deduction.

     Each current member of the Compensation Committee approved the foregoing report. Mr. Duchossois, a member of the Compensation Committee during fiscal 1999, resigned from the Compensation Committee in November 1998. Mr. Duchossois resigned from the Compensation Committee in order for the composition of the committee to meet independence standards imposed by the Company's listing agreement with The Nasdaq Stock Market. Mr. Duchossois therefore did not participate in the preparation of this report.


                                    COMPENSATION COMMITTEE

                                    /s/   Richard A. Brenner
                                    /s/   Steven D. Devick

Compensation Committee Interlocks and Insider Participation

     During fiscal 1999, Messrs. Brenner, Devick and Duchossois served on the Compensation Committee of the Board of Directors. Mr. Duchossois resigned from the committee in November 1998. In October 1998, the Company sold substantially all of its grill cylinders to USA Leasing, L.L.C. ("USA Leasing") for approximately $6.5 million. Mr. Duchossois previously owned approximately 25% of the membership interests in USA Leasing. Prior to their sale to USA Leasing, the Company either leased the grill cylinders to its distributors or charged distributors a fee for their use of the cylinders. USA Leasing has entered into leases with Blue Rhino's distributors on substantially the same terms as the Company previously leased cylinders to its distributors. In July 1999, the Company purchased 100% of the membership interests in USA Leasing for consideration consisting solely of an increase in the amount of USA Leasing's bank debt which the Company guarantees from 80% to 100%. Mr. Duchossois received no distribution from USA Leasing on behalf of his interest in USA Leasing.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock for the period May 19, 1998, the first date on which the Common Stock was traded, through July 31, 1999 with (1) the cumulative total return of the Nasdaq Composite Index for The Nasdaq Stock Market for the same period and
(2) the cumulative total return of an index of peer group companies for the same period. The following emerging consumer product and consumer service companies have been included in the peer group index: Central Garden and Pet Company, Glacier Water Services, Inc., Service Experts, Inc., U.S.A. Floral Products, Inc. and NuCo2, Inc. The graph assumes $100 was invested on May 19, 1998 in the Company's Common Stock and in the stock represented by the two indexes, and that all dividends paid, if any, were reinvested. The stock price performance of the Company's Common Stock reflected in the following graph is not necessarily indicative of future performance.


      COMPARISON OF CUMULATIVE TOTAL RETURN AMONG BLUE RHINO CORPORATION,
                 THE PEER GROUP AND THE NASDAQ COMPOSITE INDEX

                             [GRAPH APPEARS HERE]

Measurement Period                                          NASDAQ
(Fiscal Year Covered)        BLUE RHINO     PEER GROUP      COMPOSITE INDEX
-------------------          ------------   -----------     ---------------
Measurement Pt-
  /  /                       $              $                  $
IPO 05/19/1998               $100           $100               $100
FYE 07/31/1998               $123           $ 85               $101
FYE 10/31/1998               $ 94           $ 71               $ 96
FYE 01/31/1999               $148           $ 72               $136
FYE 04/30/1999               $111           $ 50               $137
FYE 07/31/1999               $ 74           $ 43               $143

                     COMMON STOCK OWNERSHIP OF DIRECTORS,
               EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1999 by (1) each person known by the Company to own beneficially more than 5% of the Common Stock, (2) each director of the Company, (3) each director nominee, (4) each Named Officer and (5) all executive officers, directors and director nominees as a group.

                                                                            Amount and
                                                                             Nature of       Percent of
                                                                            Beneficial         Common
Name and Address                                                           Ownership  (1)      Stock
----------------                                                           --------------    ----------
Andrew J. Filipowski(2)
   1815 South Meyers Road
   Oakbrook Terrace, IL 60181........................................        1,919,279           21.9%
Billy D. Prim(3)
   104 Cambridge Plaza Drive
   Winston-Salem, NC 27104...........................................        1,377,181           15.7%
Craig J. Duchossois(4)
   845 Larch Avenue
   Elmhurst, IL 60126................................................          653,659            7.5%
Richard E. Belmont(5)
   104 Cambridge Plaza Drive
   Winston-Salem, NC 27104...........................................           22,868             *
Richard A. Brenner(6)
   464 Sheffield Drive
   Winston-Salem, NC 27104...........................................           29,636             *
Joseph T. Culp(7)
   104 Cambridge Plaza Drive
   Winston-Salem, NC 27104...........................................           22,868             *
Mark Castaneda(8)
   104 Cambridge Plaza Drive
   Winston-Salem, NC 27104...........................................           19,676             *
John H. Muehlstein(9)
   161 North Clark Street, Suite 3100
   Chicago, IL 60601.................................................            7,781             *
Steven D. Devick(10)
   2001 Butterfield Road, Suite 1400
   Downers Grove, IL 60515...........................................          359,551            4.2%
Jerald R. Shadley(11)
   104 Cambridge Plaza Drive
   Winston-Salem, NC 27104...........................................           16,471             *
Robert J. Lunn(12)
   209 South LaSalle Street
   Chicago, Illinois 60604...........................................           91,524            1.1%

Directors, director nominees and executive officers as a group (13           3,993,705           44.0%
individuals)

5% or more stockholders
SAFECO Corporation
    4333 Brooklyn Avenue NE
    Seattle Washington 98185 (13).....................................         796,200           9.2%

-------------
*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.

(2) Includes 1,247,659 shares of Common Stock owned by Mr. Filipowski, 47,457 shares issuable upon the exercise of a warrant issued to Mr. Filipowski in September 1999, 36,546 shares of Common Stock issuable upon the exercise of a warrant issued to Mr. Filipowski in January 1998, 18,903 shares of Common Stock issuable upon the exercise of vested options held by Mr. Filipowski, 1,333 shares of Common Stock issuable upon the exercise of options held by Mr. Filipowski which will vest under the Director Option Plan on December 21, 1999 and 2,667 shares of Common Stock which will vest under the Director Option Plan on December 30, 1999, 216,127 shares of Common Stock owned by American Oil and Gas, of which Mr. Filipowski owns 44% of the issued and outstanding shares, 333,466 shares of Common Stock owned by Platinum Venture Partners I, L.P. ("PVP"), the general partner of which is divine interVentures, Inc., formerly known as Platinum Venture Partners, Inc. ("divine interVentures"), of which Mr. Filipowski owns 22.5% of the shares, 1,890 shares of Common Stock beneficially owned by Jennifer R. Filipowski, 1,890 shares of Common Stock beneficially owned by Mr. Filipowski as trustee on behalf of the Andrew E. Filipowski Trust, 1,890 shares of Common Stock beneficially owned by Veronica Filipowski as trustee on behalf of the Alexandra Filipowski Trust, 1,890 shares of Common Stock beneficially owned by Veronica Filipowski as trustee on behalf of the James Meadows Trust and 7,561 shares of Common Stock beneficially owned by Veronica Filipowski.

(3) Includes 1,030,076 shares of Common Stock held by Mr. Prim, 47,457 shares issuable upon the exercise of a warrant issued to Mr. Prim in September 1999, 72,180 shares of Common Stock issuable upon the exercise of vested options held by Mr. Prim, 216,127 shares of Common Stock owned by American Oil and Gas, of which Mr. Prim owns 56% of the issued and outstanding shares, 7,561 shares of Common Stock beneficially owned by Debbie W. Prim, 1,890 shares of Common Stock beneficially owned by Debbie W. Prim as trustee on behalf of Sarcanda Westmoreland and 1,890 shares of Common Stock beneficially owned by Debbie W. Prim as trustee on behalf of Anthony G. Westmoreland.

(4) Includes 482,147 shares of Common Stock beneficially owned by the Craig J. Duchossois Revocable Trust (the "C. Duchossois Trust"), 47,457 shares issuable upon the exercise of a warrant issued to the C. Duchossois Trust in September 1999, 36,546 shares of Common Stock issuable upon exercise of a warrant issued to the C. Duchossois Trust in January 1998, 2,500 shares of Common Stock beneficially owned by R. Bruce Duchossois over which Craig
     J. Duchossois has voting and investment control, 3,781 shares of Common Stock issuable upon the exercise of vested options held by Mr. Duchossois, 1,333 shares of Common Stock issuable upon the exercise of options held by Mr. Duchossois which will vest under the Director Option Plan on December 21, 1999 and 2,667 shares of Common Stock which will vest under the Director Option Plan on December 30, 1999 and 77,228 shares of Common Stock beneficially owned by the Kimberly Family Discretionary Trust over which Mr. Duchossois has voting and investment control.

(5) Represents shares of Common Stock issuable upon the exercise of vested options.

(6) Includes 22,224 shares of Common Stock, 4,745 shares issuable upon the exercise of a warrant issued in September 1999 and 2,667 shares of Common Stock issuable upon the exercise of options which will vest under the Director Option Plan on December 30, 1999 held by Mr. Brenner.

(7) Includes 15,122 shares of Common Stock owned by Mr. Culp and 7,746 shares of Common Stock issuable upon the exercise of vested options held by Mr. Culp.

(8) Includes 2,850 shares of Common Stock, 472 shares of Common Stock issuable upon the exercise of a warrant issued in September 1999 and 16,354 shares of Common Stock issuable upon the exercise of vested options held by Mr. Castaneda.

(9) Represents 3,781 shares of Common Stock issuable upon the exercise of vested options and 1,333 shares of Common Stock issuable upon the exercise of options which will vest under the Director Option Plan on December 21, 1999 and 2,667 shares of Common Stock which will vest under the Director Option Plan on December 30, 1999 held by Mr. Muehlstein.

(10) Includes 13,559 shares of Common Stock held by Mr. Devick, 4,745 shares of Common Stock issuable upon the exercise of a warrant issued to Mr. Devick in September 1999, 3,781 shares issuable upon the exercise of vested options held by Mr. Devick, 1,333 shares of Common Stock issuable upon the exercise of options held by Mr. Devick which will vest under the Director Option Plan on December 21, 1999 and 2,667 shares of Common Stock which will vest under the Director Option Plan on December 30, 1999 and 333,466 shares owned beneficially by PVP.

(11) Includes 2,000 shares owned by Mr. Shadley, 6,746 shares of Common Stock issuable upon the exercise of vested options held by Mr. Shadley, 3,500 shares held jointly by Jerald and Sidney Shadley and 1,225 shares issuable upon the exercise of warrants issued in September 1999 held jointly by Jerald and Sidney Shadley.

(12) Includes 33,898 shares of Common Stock and 11,864 shares issuable upon the exercise of a warrant issued in September 1999 held by Lunn Partners Multiple Opportunities Portfolio, L.P. (the "Lunn Multiple Opportunities Portfolio") and 33,898 shares of Common Stock and 11,864 shares issuable upon the exercise of a warrant issued in September 1999 held by Lunn Partners Small Cap Value Equity Fund, L.P. (the "Lunn Small Cap Fund"). Lunn Partners is the general partner of the Lunn Multiple Opportunities Portfolio and Lunn Small Cap Fund. Mr. Lunn is the managing partner of Lunn Partners and has shared voting and investment power with respect to the shares held by the Lunn Multiple Opportunities Portfolio and Lunn Small Cap Fund.

(13) Derived from a Schedule 13G dated September 8, 1999 and jointly furnished to the Company by SAFECO Corporation, SAFECO Asset Management Company and SAFECO Common Stock Trust. The Schedule 13G indicates that the SAFECO Common Stock Trust has shared voting and dispositive power over 623,600 of these shares and that SAFECO Corporation and SAFECO Asset Management Company have shared voting and dispositive power over all 796,200 of these shares including those beneficially owned by the SAFECO Common Stock Trust. SAFECO Corporation and SAFECO Asset Management Company have disclaimed any beneficial ownership of these shares.

                             CERTAIN TRANSACTIONS

     Since March 1994, the Company has leased its offices in Winston-Salem, North Carolina from Rhino Real Estate, L.L.C., an entity majority owned by Messrs. Filipowski and Prim. Pursuant to the terms of the lease, the Company pays annual rent of $213,000, plus its allocable share of all taxes, utilities and maintenance. The lease terminates on December 31, 2001 and includes an option to renew for an additional three year term.

     Since March 1997, Platinum Propane and its subsidiaries have acted as the Company's distributors for North Carolina, South Carolina, Georgia, Florida, parts of Virginia and Tennessee, and the Los Angeles, California and Chicago, Illinois territories. Until August 1999, Messrs. Prim and Filipowski owned approximately 40% of the membership interests in Platinum Propane, a holding company for five of the Company's distributors. The terms of the distribution agreements are substantially the same as those negotiated with other Blue Rhino distributors. In fiscal 1999, Platinum Propane received approximately $11.3 million from the Company on behalf of cylinder distribution services performed by its subsidiaries. The Company has also entered into cylinder display operating leases with Platinum Propane requiring lease payments of approximately $32,000 per month as of July 31, 1999.

     The Company entered into distribution agreements in February 1998 with Caribou Propane and Javelina Propane to service its Pacific Northwest and Phoenix markets, respectively, and in May 1998 with Raven Propane to service its Philadelphia/New Jersey markets. Until August 1999, Messrs. Prim and Filipowski owned 45% of the membership interests in Ark, the holding company for Caribou Propane, Javelina Propane and Raven Propane. The terms of the distribution agreements are substantially the same as those negotiated with other Blue Rhino distributors. In fiscal 1999, Ark received approximately $2.1 million from the Company on behalf of cylinder distribution services performed by its subsidiaries. The Company has also entered into cylinder display operating leases with Ark requiring lease payments of approximately $6,300 per month as of July 31, 1999. In August 1999, Messrs. Prim and Filipowski sold their interests in Platinum Propane and Ark to a third party.

     In October 1998, the Company sold substantially all of its grill cylinders to USA Leasing for approximately $6.5 million. Messrs. Prim, Filipowski and Duchossois along with Mr. Peer Pedersen, a stockholder, owned 100% of the membership interests in USA Leasing. Prior to selling the grill cylinders to USA Leasing, the Company owned the cylinders and leased them to its distributors or charged its distributors a fee for use of the cylinders. USA Leasing has entered leases with Blue Rhino's distributors on substantially the same terms as those on which the Company previously leased cylinders to its distributors. In July 1999, the Company purchased 100% of the membership interests in USA Leasing for consideration consisting solely of an increase in the amount of USA Leasing's bank debt which the Company guarantees from 80% to 100%. Messrs. Prim, Filipowski and Duchossois received no distribution from USA Leasing on behalf of their interest in USA Leasing.

     In September 1999, the Company completed two private placements raising an aggregate of $14.2 million in new capital. Among the participants in one of the private placements were the following directors and executive officers: Messrs. Prim, Duchossois, Filipowski, Castaneda, Devick, Brenner and Shadley, who in the aggregate purchased 438,747 of the 981,119 units sold. In addition, two investment partnerships of which Mr. Lunn, a director nominee, is the chief investment officer, purchased a total of 67,696 units. The units sold consisted of one share of Common Stock and one warrant to purchase 0.35 shares of Common Stock. The price per unit was $7.375, which was the closing price of our Common Stock on September 3, 1999, the final trading day prior to the consummation of the offering. The warrants may be exercised at a price equal to $8.48 per share at any time prior to September 7, 2004. Lunn Partners, of which Mr. Lunn is the managing partner, received a placement fee in the amount of $120,000 in connection with the purchase of these units by persons other than officers and directors of the Company.

     Mr. Muehlstein, a director of the Company, is also a principal in the firm of Pedersen & Houpt, a Professional Corporation, legal counsel to the Company.

     The Company believes that the foregoing transactions with directors, officers, stockholders and other affiliates were completed on terms as favorable to the Company as could have been obtained from unaffiliated third parties. The Company has adopted a policy that it will not enter into any material transaction in which a Company director, officer or stockholder has a direct or indirect financial interest, unless the transaction is determined by the Company's Board of Directors to be fair as to the Company or is approved by a majority of the Company's disinterested directors or by the Company's stockholders.

                                  PROPOSAL 2

                           APPROVAL OF AMENDMENT OF
           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors, subject to the approval of the Company's stockholders, has adopted resolutions approving an amendment to the Company's Second Amended and Restated Certificate of Incorporation ("Certificate") to reduce the number of the Company's authorized shares of capital stock from 120,000,000 shares to 45,000,000 shares. Reducing the number of the Company's authorized shares of capital stock to 45,000,000 will reduce the Company's annual franchise tax payable to the State of Delaware by approximately $75,000. If this amendment to the Certificate is approved, the Company's authorized shares of Common Stock will be reduced from 100,000,000 to 37,500,000 and authorized shares of Preferred Stock will be reduced from 20,000,000 to 7,500,000. Approval of this amendment to the Certificate will in no way alter or amend other provisions or requirements of the Certificate.

     The Board of Directors of the Company unanimously recommends a vote FOR the amendment of the Certificate to reduce the number of the Company's authorized shares of capital stock. Proxies solicited by the Board of Directors will be voted FOR amendment of the Certificate unless a vote against this proposal or abstention is specifically indicated.

                                  PROPOSAL 3

     APPROVE THE ISSUANCE OF THE SHARES OF COMMON STOCK UPON CONVERSION OF
                    CONVERTIBLE NOTES AND RELATED WARRANTS

     On September 22, 1999, the Company entered into an agreement with two institutional investors (the "Investors") to issue $7,000,000 of 5% Convertible Notes (the "Convertible Notes") and warrants to purchase Common Stock (the "Warrants") in a private placement (the "Convertible Note Offering"). The Company will use the net proceeds from the Convertible Note Offering to reduce indebtedness and acquire assets and for working capital and general corporate purposes.

Summary of Convertible Note Offering Terms

     The following is a summary of the material terms of the Convertible Note Offering, which terms are qualified by reference to the full text of the underlying documents which are exhibits to the Company's Form 8-K filed on September 23, 1999 (the "Form 8-K"). The underlying documents for the Convertible Note Offering are a securities purchase agreement ("Securities Purchase Agreement"), a registration rights agreement and a form of warrant by and between the Company and the Investors and two Convertible Notes made by the Company, all filed as exhibits to the Form 8-K. All capitalized terms used but otherwise not defined herein have the meanings ascribed to those terms in the transaction documents.

The Initial Closing

     At the initial closing (the "Initial Closing"), the Investors purchased Convertible Notes in the aggregate principal amount of $7.0 million. The Company also issued to the Investors Warrants to purchase in the aggregate 332,203 shares of Common Stock. The Warrants are exercisable until September 23, 2004 at an exercise price of $8.48 per share.

Additional Closings

     In the future, the Company may also require the Investors to purchase, in up to two additional closings, Convertible Notes in an amount equal in the aggregate to at least $1.0 million but not more than $4.9 million if certain conditions are met. The Investors' obligation to purchase additional Convertible Notes is conditioned upon:

       . the effectiveness of a registration statement with the Commission covering the resale of the shares of Common Stock issuable upon conversion or exercise of the Convertible Notes and the Warrants issued at the Initial Closing and shares to be issued upon the conversion of any notes or exercise of warrants issued at any subsequent closing,

       . the Company's Common Stock is listed on the National Market System of The Nasdaq Stock Market ("Nasdaq") or the New York Stock Exchange (the "NYSE"),

     . the Company shall not have consummated a change of control or defaulted under the terms of the Securities Purchase Agreement or Convertible Notes,

     . the stock price of the Common Stock shall be at least $8.50 per share (adjusted for stock splits, combinations and recapitalizations effected after the Initial Closing date),

     . the Company shall have converted at least $1.75 million of the balance of the initial Convertible Notes into Common Stock,

     . the Company shall have received stockholder approval of the issuance of the Common Stock issuable upon the conversion of the Convertible Notes and exercise of the Warrants as required and

     . the satisfaction of certain other terms and conditions, all as more fully set forth in the Securities Purchase Agreement.

Conversion

     The principal and accrued interest on the Convertible Notes is convertible, in whole or in part, by dividing the amount to be converted by the lesser of (i) a "fixed conversion price" or (ii) a "variable conversion price." The fixed conversion price shall equal $20.00 per share. The variable conversion price shall equal 95% of the dollar volume-weighted average price for the Common Stock on Nasdaq (as reported by Bloomberg Financial Markets through its "Volume at Price" function) on the conversion date (the "Variable Conversion Price"). For a period of 18 months, the Convertible Notes may not be converted unless the Company, subject to certain exceptions, requires conversion, or:

     . the Common Stock is not listed or quoted on Nasdaq or NYSE, or has been suspended from trading for more than one day,

     . a Change of Control or Triggering Event or Event of Default shall have occurred or be pending,

     . the Company issues or sells or is deemed to have issued or sold any Convertible Securities that are convertible into or exercisable or exchangeable for shares of Common Stock at a variable price,

     . the Company fails to pay any redemption amount or issue any shares upon a conversion of the Convertible Notes or exercise of the Warrants,

     . the Company issues additional shares of Common Stock or securities convertible into Common Stock other than (i) up to 500,000 shares issuable in connection with acquisitions at a value per share equal or greater than the market price of the Common Stock, (ii) shares issuable upon the exercise of employee, director and distributor options and outstanding warrants or

     . with respect to the conversion of up to 25% of the total amount outstanding on the Convertible Notes, if on or after December 23, 2000 at least 75% of the aggregate original principal amounts of all Convertible Notes remains outstanding.

     Upon the occurrence of any events in the bullets above, the holders of the Convertible Notes may elect to convert all or any portion of the Convertible Notes into Common Stock. "Triggering Events" include the Company's:

     . failure to register the shares issuable upon conversion of the Convertible Notes or Warrants on or before February 25, 2000;

     .    failure to maintain the effectiveness of such registration statement,

      .   the Common Stock not being listed or quoted on Nasdaq or the NYSE,

      .   failure to issue any Common Stock upon conversion as required,

      . inability to issue any shares of Common Stock as a result of restrictions on the issuance of shares under Nasdaq rules or

      . failure to obtain the consent of its stockholders to the issuance of Common Stock upon conversion of the Convertible Notes and Warrants before January 31, 2000.

     Upon the occurrence of a Triggering Event, the holders of Convertible Notes could require the Company to convert the balance of their Convertible Notes into Common Stock or to redeem all of the remaining principal and interest at a price equal to 120% of the outstanding balance. In the event that the Company or its transfer agent does not timely effect a conversion of the Convertible Notes, the Company is subject to certain liquidated damage penalties including reductions in the Variable Conversion Price, adjustments to the applicable fixed conversion price and certain other penalties as more fully described in the Convertible Notes.

     The holders of the Convertible Notes are prohibited from converting their notes if, after giving effect to such conversion, the holder would beneficially own at the time of conversion in excess of 4.99% of the outstanding shares of Common Stock of the Company following such conversion. In addition, the Convertible Notes are subordinate subject to certain exceptions, to up to $25.0 million of the Company's bank indebtedness.

Interest

     The outstanding principal balance on the Convertible Notes bears interest at 5% per annum. Interest accrues until paid in full. After and during the continuance of an event of default, the Convertible Notes bear a default rate of interest equal to 18%.

Registration of Shares; Possible Adjustment of Conversion Price and Exercise
Price

     The Company is required to register with the Commission the resale of at least 200% of the number of shares of Common Stock issuable upon conversion of the Convertible Notes and exercise of the Warrants. The number of shares is based on the Conversion Price at the time of the filing of the registration statement. The Company has agreed to use its best efforts to file the initial registration statement as soon as possible but no later than November 21, 1999 and have the registration statement declared effective by the Commission no later than February 4, 2000. In addition, during the period the registration statement is effective, the Company has agreed that the resale of at least 150% of the shares issuable upon conversion of the Convertible Notes and the resale of at least 100% of the shares of Common Stock issuable upon exercise of the Warrants will remain registered under the registration statement.

Other Terms

     The transaction documents relating to the Convertible Notes also contain certain other representations, warranties, agreements and indemnification obligations of the Company. The operative agreements also contain (i) a right of first refusal in favor of the investors which applies to certain private equity financings by the Company and (ii) prohibit the Company from entering into certain related party transactions. The Convertible Notes and Warrants are also subject to anti-dilution provisions which are triggered in the event of certain stock splits, recapitalizations or other dilutive transactions, as well as issuances of Common Stock at a price below the market price or the fixed conversion price in effect, or the issuance of warrants, options, rights, or convertible securities which have an exercise price or conversion price less than the market price on the date of issuance or the fixed conversion price, other than for certain previously outstanding securities and certain excluded securities. In the event that the Company issues securities in the future which have a conversion price or exercise price which varies with the market price and the terms of such variable price are more favorable than the Variable Conversion Price in the Convertible Notes, the purchasers may elect to substitute the more favorable variable price when making conversions of the Convertible Notes.

Warrants

     The Company issued to the Investors Warrants to purchase in the aggregate 332,203 shares of Common Stock at an exercise price of $8.48 per share. The Warrants expire on September 23, 2004 and are subject to certain anti-dilution provisions in the event the Company sells Common Stock or securities convertible or exercisable into Common Stock at a price less than the exercise price of such Warrants or the market price of the Common Stock. In connection with any additional closings of the Convertible Notes, the Company is obligated to issue warrants to purchase Common Stock, exercisable for five years, which at the time of issuance has a market value (as determined using the average of the closing share price for the ten days prior to such additional closing) equal to 35% of the principal value of the Convertible Notes.

Nasdaq Rules and Stockholder Approval

     Under Nasdaq Rule 4460, as a condition of listing on Nasdaq, the Company must obtain stockholder approval of the Company's sale or issuance in a transaction other than a public offering at a price less than the greater of book or market value of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the outstanding Common Stock before the sale or issuance. In addition, Rule 4460 requires stockholder approval in connection with issuances which will result in a change of control of the issuer. Although the Company does not believe that the issuance of the Convertible Notes and warrants issued in the Convertible Note Offering constitutes a change in control, the Company is seeking stockholder approval of the issuance of the shares issuable upon the conversion of the Convertible Notes or exercise of the warrants in the event these actions result in any change of control. Further, the Company is obligated under the transaction documents with the Investors to use its best efforts to obtain stockholder approval of these issuance of shares at the Annual Meeting.

     We cannot determine the exact number of shares of Common Stock issuable upon conversion of the Convertible Notes issued (and to be issued at the additional closings, if any, as more fully described below) because the applicable conversion price is a function of the market price for the Common Stock. Therefore, if the price of the Common Stock rises, fewer shares must be issued upon conversion, and if the price of the Common Stock falls, more shares must be issued upon conversion. If the market price of the Common Stock were to fall below approximately $4.26 per share, the total number of shares issuable upon the conversion of the Convertible Notes would be in excess of 20% of the total shares outstanding prior to the Convertible Note Offering. In order to assure continued compliance with the Nasdaq rules, the terms of the Convertible Notes and the related Warrants provide that shares of Common Stock issuable upon conversion of the Convertible Notes may not be issued if such issuance would violate Nasdaq rules (i.e., issuances of Common Stock in excess of approximately 1,729,530 shares without stockholder approval). However, the terms of the Convertible Notes and related Warrants also grant the holders the right to require the Company to redeem the Convertible Notes. See "Summary of Convertible Note Offering Terms" and "Consequences if Stockholder Approval Not Obtained" above.

Consequences if Stockholder Approval Not Obtained

     If the stockholder approval sought hereby is not obtained the Company will be prohibited under the terms of its listing agreement with Nasdaq from issuing more than an aggregate of approximately 1,729,530 shares of Common Stock upon conversion of the Convertible Notes. If the operation of the Nasdaq Rule 4460 prohibits the Company from issuing any shares upon the conversion of the Convertible Notes or exercise of the Warrants, the Company could be required by the holders to redeem the portion of the Convertible Notes which could not be converted into Common Stock at a price equal to the greater of (i) 120% of value of the balance to be redeemed or (ii) the product of (a) the balance to be redeemed divided by the Conversion Price in effect on the date a notice of redemption is delivered by the holders and (b) the Conversion Price in effect on the trading day immediately preceding the Triggering Event which enabled the holder to request redemption. If the Company is unable to redeem the Convertible Notes submitted for redemption within five business days, the Company must pay interest on the balance of the unredeemed notes at 1.5% per month. In addition, the holders are also entitled to void their redemption notices and receive a reset of their applicable Fixed Conversion Price, as more fully set forth in the Convertible Notes.

     The Board of Directors recommends a vote FOR the issuance of shares upon conversion of the Convertible Notes and Warrants. Proxies solicited by the Board of Directors will be voted FOR the issuance of shares upon conversion of the Convertible Notes and Warrants unless a vote against this proposal or abstention is specifically indicated.

                                  PROPOSAL 4

                         EMPLOYEE STOCK PURCHASE PLAN

     On November 9, 1999, the Board of Directors adopted the Blue Rhino Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan") and reserved 300,000 shares of the Company's Common Stock for issuance thereunder, subject to stockholder approval.

Summary of the Stock Purchase Plan

     The full text of the plan is set forth as Appendix A hereto, and readers are urged to refer to it for a complete description of the proposed Stock Purchase Plan. The summary of the Stock Purchase Plan which follows is qualified entirely by such reference.

     General. The purpose of the Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries with an opportunity to purchase Common Stock through payroll deductions at a discount to the market price.

     Administration. The Stock Purchase Plan shall be administered by the Board of Directors or the Compensation Committee.

     Eligibility. Each employee who shall have completed 90 consecutive days of employment with the Company prior to the commencement of any of the five annual Offerings (as defined below), or any designated subsidiary of the Company, and who is customarily employed by the Company or a subsidiary at least 20 hours per week and more than five months in any calendar year is eligible to participate in the Stock Purchase Plan; provided, however, that no employee may participate in the plan (i) to the extent that, immediately after the grant, such employee would own 5% or more of either the voting power or value of the stock of the Company or of any subsidiary or (ii) to the extent that the participant's rights to purchase stock under the plan accrue at a rate which exceeds $25,000 worth of stock (determined by the fair market value of the shares at the time such right is granted) for each calendar year. Eligible employees may become participants in the Stock Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions at least seven days prior to the beginning of any Offering. As of October 31, 1999, approximately 65 Company employees would be eligible to participate in the Plan.

     Participation in an Offering. If approved by the stockholders, the Stock Purchase Plan will be operated with a new offering period commencing every calendar year (each, an "Offering"). The first Offering under the plan will commence on January 1, 2000. Common Stock shall be purchased under the plan on the last day of every Purchase Period (March 31, June 30, September 30 and December 31) unless the participant timely notifies the Company of his desire to withdraw from the plan or terminates employment before the end of the Purchase Period. To participate in the plan, eligible employees must authorize the Company to make payroll deductions of amounts between 1% and 15% of a participant's compensation. Once an employee becomes a participant in the plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the plan or the employee's employment with the Company or a subsidiary terminates. At the beginning of each Offering, each eligible employee who elects to participate is automatically granted the right to purchase shares of Common Stock to the extent of their payroll deductions during the Offering Period divided by the applicable purchase price. The right to purchase shares of Common Stock is automatically exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period.

     Purchase Price, Shares Purchased. Shares of Common Stock may be purchased under the Stock Purchase Plan at a price equal to 85% of the lesser of the fair market value of the Common Stock on the first day of the Offering or the last day of the Purchase Period. The "fair market value" of the Common Stock on any relevant date will be the last sale price for the Common Stock as reported on Nasdaq. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the applicable purchase price.

     Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company or a designated subsidiary for at least 20 hours per week, cancels his participation in the plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant or, in the case of death, to the person or persons entitled thereto as provided in the plan.

     Adjustment Upon Change in Capitalization, Change in Control. In the event that the Common Stock is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to rights outstanding under the plan, and the exercise price of any such outstanding rights. Any such adjustment shall be made by the Board or the Compensation Committee, whose determination shall be conclusive. Notwithstanding the above, in connection with the Company's merger with or acquisition of all or substantially all of the Company's assets by another corporation, the Board shall take all reasonable steps to cause the successor corporation to assume or substitute outstanding rights under the plan. If such rights are not assumed or substituted, then any Purchase Period then in progress shall be shortened to provide for a new exercise date and the Board or the Compensation Committee shall notify each participant that his or her right shall be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering.

     Amendment and Termination of the Stock Purchase Plan. The Board or the Compensation Committee may at any time terminate or amend the plan; provided, however, that the Board shall not, without the approval of the stockholders, alter (i) the aggregate number of shares of Common Stock which may be issued under the plan (except for adjustments upon a change in capitalization, change in control, etc.), or (ii) the class of employees eligible to participate in the plan (other than to designate that employees of additional subsidiaries shall be eligible to participate in the plan); and provided further, however, that no termination, modification, or amendment of the plan may, without the consent of an employee then having a right under the plan to purchase shares of Common Stock, adversely affect the rights of such employee under such option. If not terminated earlier by the Board or the Compensation Committee, the plan will terminate on the earlier of December 31, 2004 or such date on which all shares of Common Stock which have been reserved under the plan have been purchased.

     Withdrawal. Generally, a participant may withdraw from an Offering at any time without affecting his eligibility to participate in future Offerings. However, once a participant withdraws from a particular Offering, that participant may not participate again in the same Offering. Upon processing of any written notice of withdrawal, no further payroll deductions will be made from the participant's compensation during such Purchase Period or thereafter, unless and until such participant elects to participate in a subsequent Offering. Such participant's payroll deductions accumulated prior to processing of such notice of withdrawal shall be, at the participant's option, applied toward purchasing full shares of Common Stock in the then current Purchase Period or shall be paid to the participant promptly after the Company's receipt of the participant's notice of withdrawal, and no further payroll deductions will be made from the participant's pay during such Purchase Period. Any cash balance remaining after the purchase of shares in such Offering after the participant's withdrawal from the plan shall be refunded promptly to such participant. Except in the event of termination of their employment, executive officers of the Company may not under any circumstances withdraw from the Stock Purchase Plan during an Offering.

     Plan Benefits. Because levels of participation, rates of deferral and the eventual purchase price are not presently known, the future benefits to be distributed under the plan are not determinable at this time. All of the Company's Named Officers other than Mr. Prim are presently eligible to participate in the plan.

     Federal Tax Information for Stock Purchase Plan. The plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the plan are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Offering Period and more than one year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

     The Board of Directors recommends a vote FOR adoption of the Stock Purchase Plan. Proxies solicited by the Board of Directors will be voted FOR adoption of the Stock Purchase Plan unless a vote against the proposal or an abstention is specifically indicated.

                                  PROPOSAL 5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors approved the engagement of Ernst & Young, LLC ("Ernst & Young") as the independent auditors of the Company for the fiscal year ending July 31, 2000. Ernst & Young, independent certified public accountants, has reviewed the financial statements of the Company since the fiscal quarter ended April 30, 1999 and audited the Company's financial statements for the fiscal year ended July 31, 1999. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she chooses to do so. The representative will also be available to respond to appropriate questions from stockholders.

     Although stockholder approval of the engagement is not required by law, the Board of Directors desires to solicit such approval. If the appointment of Ernst & Young is not approved by a majority of the shares represented at the Annual Meeting, the Board of Directors will consider the appointment of other independent auditors for fiscal 2000.

     Effective February 19, 1999, the Company severed its relationship with its independent accountants, PricewaterhouseCoopers LLP ("PwC"). The action was recommended and approved by the Audit Committee of the Company.

     PwC's report on the Company's financial statements for the fiscal year ended July 31, 1998 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During fiscal 1998 and the subsequent interim periods preceding February 19, 1999, there were no disagreements between the Company and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports on the financial statements.

     During the interim fiscal period ending January 31, 1999, PwC notified the Company that they were reviewing the appropriate accounting treatment for two items at the time of their dismissal which, depending on the results of the review that was not completed, may have had a material impact on the fairness or reliability of financial statements covering the fiscal periods ending January 31, 1999 and thereafter. The first item involved the estimated useful life of propane cylinders acquired by USA Leasing, whose financial statements have been consolidated with those of the Company. The second item involved the appropriate accounting for certain acquisition costs related to customer accounts. The Company's Audit Committee did not discuss the subject matter of either of these issues with PwC and the Company has authorized PwC to respond fully to any inquiries which the successor accountants may have had with respect to these issues.

     The Company has previously provided a copy of this disclosure to PwC in compliance with the provisions of Item 304(a)(3) of Regulation S-K of the Securities Act.

     The Board of Directors of the Company recommends a vote FOR the appointment of Ernst & Young as independent auditors for the fiscal year ending July 31, 2000. Proxies solicited by the Board of Directors will be voted FOR ratification of the appointment unless a vote against this proposal or abstention is specifically indicated.

                             STOCKHOLDER PROPOSALS

     Under the Company's By-laws, any stockholder who intends to present any matter of business to be considered and voted upon at the annual meeting of stockholders for the fiscal year ending July 31, 2000 must provide timely written notice of the stockholder's intent to the Secretary of the Company.

     Pursuant to applicable rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), some stockholder proposals may be eligible for inclusion in the Company's proxy statement for the fiscal year ending July 31, 2000. Any such stockholder proposals must be submitted in writing to the Secretary of the Company not later than July __, 2000. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of such securities rules.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons beneficially owning more than 10% of the Company's outstanding Common Stock to file periodic reports of stock ownership and stock transactions with the Commission. Based solely on a review of copies of these reports, the Company believes all of these reports were filed in a timely manner except as set forth below. Messrs. Shadley and Thomas Ferrell, two of our vice presidents, inadvertently failed to timely file Form 3's within ten days of their appointment as executive officers of the Company in August 1998 and November 1998, respectively, and Mr. Brenner inadvertently failed to timely file a Form 3 within ten days of his appointment to the Board of Directors in August 1998. Messrs. Devick, Duchossois, Filipowski and Prim failed to timely file a Form 4 in connection with the distribution of shares of Common Stock held by Platinum Propane to its members in March 1999. Messrs. Filipowski and Castaneda failed to timely file a Form 4 in connection with the purchase of Common Stock in October 1998 and March 1999, respectively. Mr. Culp failed to timely file a Form 4 in connection with the exercise of options to purchase Common Stock in June 1999.

                            ADDITIONAL INFORMATION

     The Company's 1999 Annual Report furnished to all stockholders of record on November 5, 1999 included a copy of its annual report on Form 10-K as filed with the Commission for the fiscal year ended July 31, 1999. However, upon written request by a stockholder of record on November 5, 1999, the Company will provide without charge an additional copy of its annual report on Form 10-K for the fiscal year ended July 31, 1999. Requests should be directed to Mark Castaneda, the Secretary of the Company, at 104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors knows of no other business to come before the Annual Meeting for consideration by the Company's stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares represented by the proxy in accordance with their best judgment.


                                    By Order of the Board of Directors


                                    Mark Castaneda
                                    Secretary

Winston-Salem, North Carolina
November __, 1999

              BLUE RHINO CORPORATION EMPLOYEE STOCK PURCHASE PLAN


                                   ARTICLE I

                                 INTRODUCTION

     1.01 Purpose. The Blue Rhino Corporation Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of Blue Rhino Corporation (the "Company") and its Eligible Subsidiary Corporations (as defined below) with an opportunity to purchase shares of the Common Stock of the Company through payroll deductions at a discount to the market price of the Common Stock.

     1.02 Rules of Interpretation. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.


                                  ARTICLE II

                                  DEFINITIONS

     2.01    "Board" shall mean the Board of Directors of the Company.

     2.02 "Compensation" shall mean the gross cash compensation (including, wage, salary and overtime earnings) paid by the Company or any Eligible Subsidiary Corporation to a participant in accordance with the terms of employment, but excluding all bonus payments, expense allowances and compensation paid in a form other than cash.

     2.03    "Committee" shall mean the committee described in Article X.

     2.04 "Common Stock" means the $.001 par value common stock of the Company.

     2.05 "Eligible Subsidiary Corporation" shall mean each Subsidiary Corporation, the employees of which are designated by the Board or the Committee to participate in the Plan.

     2.06 "Employee" shall mean any person employed by the Company or any Eligible Subsidiary Corporation, including any full-time, part-time or temporary employee who is scheduled to work more than twenty (20) hours per week for at least five (5) months in any calendar year.

     2.07 "Exercise Date" shall mean March 31, June 30, September 30 or December 31.

     2.08 "Plan Representative" shall mean any person designated from time to time by the

Board or the Committee to receive certain notices from Employees and take certain other administrative actions relating to participation in the Plan.

     2.09 "Purchase Period" shall mean the calendar quarters during each Offering (as such term is defined in Section 4.02 hereof). The first Purchase Period will begin on January 1, 2000 and end on March 31, 2000.

     2.10 "Subsidiary Corporation" shall mean a corporation, partnership, limited liability company or other entity, domestic or foreign, of which not less than 50% of the voting interests are held by the Company or a Subsidiary Corporation, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary Corporation.


                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

     3.01    Initial Eligibility. Each Employee who shall have completed ninety
(90) consecutive days of employment with the Company or any Eligible Subsidiary Corporation prior to any Offering Commencement Date (as defined in Section 4.02 below) and who is still employed by the Company or any Eligible Subsidiary Corporation on the applicable Offering Commencement Date shall be eligible to participate in the Plan. Persons who are not Employees shall not be eligible to participate in the Plan.

     3.02 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a right to purchase shares of the Common Stock under the Plan:

             (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (or any Eligible Subsidiary Corporation); or

             (b) which permits such Employee's rights to purchase Common Stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of fair market value of the Common Stock (determined at the time such option is granted) for each calendar year in which such rights to purchase Common Stock under the Plan are outstanding at any time.

     3.03 Commencement of Participation. An eligible Employee may become a participant by completing a subscription agreement authorizing payroll deductions in the form attached hereto as Exhibit A (the "Subscription Agreement") and by filing the completed Subscription Agreement with the Plan Representative no later than seven (7) days prior to the next Offering Commencement Date. Payroll deductions for a participant shall commence on the payroll period coincident with or immediately following the Offering Commencement after the Employee's authorization for payroll deductions becomes effective and shall continue until the termination of the Plan or the participant's earlier termination of participation in the Plan pursuant to Article VIII below.


                                  ARTICLE IV

                    STOCK SUBJECT TO THE PLAN AND OFFERINGS

     4.01    Stock Subject to the Plan. Subject to the provisions of Section
11.04 of the Plan, the Company's Board of Directors shall initially reserve an aggregate of three hundred thousand (300,000) shares of Common Stock for purchase by participants under the Plan, which shares shall be authorized but unissued shares of Common Stock.

     4.02 Offerings. The Plan will be implemented with five (5) annual offerings of the Company's Common Stock (the "Offering(s)"). The first Offering will begin on January 1, 2000 and the last Offering will begin on January 1, 2004 and end on December 31, 2004. The first day of each Offering shall be deemed the "Offering Commencement Date" and the last day the "Offering Termination Date" for such Offering. The Board or the Committee shall have the power to change the duration of any Offering (including the Offering Commencement Dates thereof) with respect to future Offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering to be affected thereafter.

     4.03 Shares Available During Offerings. The Board or the Committee, in its sole discretion, shall have the right to determine whether participants will be allowed to purchase all or a specific portion of the amount of shares of Common Stock reserved for purchase by participants under the Plan in accordance with Section 4.01 hereof during each Offering. Any shares of Common Stock which are not purchased during an Offering shall be available for purchase by participants in subsequent Offerings.


                                   ARTICLE V

                              PAYROLL DEDUCTIONS

     5.01 Amount of Deduction. The Subscription Agreement will permit a participant to elect payroll deductions of one percent (1%) through fifteen percent (15%) of such participant's Compensation for each pay period during an Offering. In the case of a part-time hourly Employee, such Employee's Compensation during an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.

     5.02 Accounting for Payroll Deductions. The Plan Representative shall keep records to account for the amount of payroll deductions made by the participants during each Offering. Notwithstanding the foregoing, neither the Committee nor the Company shall be obligated to segregate such payroll deductions and participants shall not be entitled to receive interest on payroll deductions made by the participants during each Offering.

     5.03 Changes in Payroll Deductions. A participant may discontinue his participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of his payroll deductions during any Offering.


                                  ARTICLE VI

                          GRANTING OF PURCHASE RIGHTS

     6.01 Number of Shares Attributable to Purchase Rights. On each Offering Commencement Date, a participating Employee shall be deemed to have been granted a right to purchase a number of shares of Common Stock equal to: (i) that percentage of Compensation which the participant has elected to be withheld in accordance with Section 5.01 multiplied by (ii) the Compensation to be earned by the participant during the Offering divided by (iii) the Purchase Price (as defined below).

     6.02 Purchase Price. The price of Common Stock purchased with payroll deductions made during any Purchase Period (the "Purchase Price") for a participant therein shall be the lower of:

             (a) 85% of the last sale price of the Common Stock on the Offering Commencement Date for such Offering or the nearest prior business day on which trading occurred on The Nasdaq Stock Market; or

             (b) 85% of the last sale price on the applicable Exercise Date for such Purchase Period or the nearest prior business day on which trading occurred on The Nasdaq Stock Market.

     If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which last sale prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Common Stock on each such date, as determined on such basis as shall be established or specified for the purpose by the Board or the Committee.


                                  ARTICLE VII

                          EXERCISE OF PURCHASE RIGHTS


     7.01 Automatic Exercise. Unless a participant withdraws from the Plan as provided in Section 8.02 hereof, the participant's right to purchase shares of Common Stock shall be exercised automatically on each Exercise Date, and the maximum number of whole shares of Common Stock subject to the purchase right shall be purchased for such participant at the applicable

Purchase Price with the accumulated payroll deductions made by the participant during the Purchase Period. If the number of shares of Common Stock to be purchased by participants on a given Exercise Date exceeds the number of shares of Common Stock then available under the Plan as set forth in Section 4.01 hereof, the Board or the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable and the balance of payroll deductions credited to the account of the participants under the Plan shall be returned to the participants as promptly as possible.

     7.02 Fractional Shares. Fractional shares of Common Stock will not be issued under the Plan. Except as otherwise provided in Article VIII below, any accumulated payroll deductions which would have been used to purchase fractional shares will be used for the purchase of Common Stock on the next following Exercise Date.

     7.03 Exercise of Purchase Rights. Purchase rights held by each participant shal1 be exercisable only by such participant.

     7.04 Delivery of Stock. As promptly as practicable after each Exercise Date, the Company will deliver to each participant the shares of Common Stock purchased upon exercise of such participant's purchase rights in accordance with the participant's instructions contained in the Subscription Agreement. The Company may deliver such shares in certificated or book entry form, at the Company's sole election.

     7.05 Stock Transfer Restrictions. The Plan is intended to satisfy the requirements of Section 423 of the Code. A participant will not obtain the benefits of Section 423 of the Code if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from any Offering Commencement Date or within one (1) year from the date such Common Stock is purchased by the participant, whichever is later.


                                 ARTICLE VIII

                         TERMINATION OF PARTICIPATION

     8.01 In General. After a participant makes an election to participate in an Offering, payroll deductions will be made from the participant's Compensation for all subsequent Offerings unless the participant submits a revised Subscription Agreement to cease participation in the Plan to the Plan Representative no later than seven (7) days prior to any subsequent Offering Commencement Date. If a participant chooses to cease participation in the Plan, such participant may elect to resume participation in the Plan for subsequent Offerings by providing a new Subscription Agreement to the Plan Representative pursuant to Section 3.03 above.

     8.02 Withdrawal During an Offering. Except for any officer of the Company who is subject to the reporting requirement of Section 16(a) of the Securities Exchange Act of 1934, as amended (an "Insider"), a participant may stop participating in the Plan during an Offering by giving written notice to the Plan Representative in the form attached hereto as Exhibit B (a "Notice of Withdrawal"). Upon processing by the Plan Representative of any such Notice of Withdrawal, no further payroll deductions will be made from the participant's Compensation during such Offering or thereafter unless and until such participant elects to resume participation in the Plan by providing a new Subscription Agreement to the Plan Representative pursuant to
Section 3.03 above. Such participant's payroll deductions accumulated prior to processing of such notice shall, at the participant's option, be applied toward purchasing full shares of Common Stock on the next Exercise Date as provided in
Section 7.01 above or paid to the participant promptly after receipt by the Plan Representative of the participant's Notice of Withdrawal. Any cash balance remaining after the purchase of shares of Common Stock on the next Exercise Date shall be refunded promptly to such participant. Insiders may not make withdrawals pursuant to this Section 8.02 for so long as they remain Insiders. A participant's withdrawal from any Offering will not have any effect upon such participant's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company and for which such participant is otherwise eligible.

     8.03 Termination of Employment. Upon termination of a participant's employment with the Company or any Eligible Subsidiary Corporation (as the case may be) for any reason, including retirement or death, the participant's payroll deductions accumulated prior to such termination, if any, shall be refunded to the participant, or, in the case of participant's death, to the person or persons entitled thereto under Section 11.01, and the participant's participation in the Plan shall be deemed to be terminated.


                                  ARTICLE IX

                                     STOCK

     9.01 Participant's Interest in Stock Attributable to Purchase Rights. No participant will have any interest in shares of Common Stock covered by any right to purchase Common Stock under the Plan held by such participant until such purchase right has been exercised as provided in Section 7.01 above.

     9.02 Registration of Stock. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant, or, if the participant so directs in the Subscription Agreement delivered to the Plan Representative prior to the Offering Termination Date applicable thereto, in the names of the participant and the participant's spouse, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

     9.03 Restrictions on Exercise. The Board may, in its discretion, require as conditions to the issuance of any right to purchase Common Stock under the Plan that the shares of Common Stock reserved for issuance upon the exercise of such purchase right shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

             (a) a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

             (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it will be the participant's intention to purchase the shares for investment and not for resale or distribution.


                                   ARTICLE X

                                ADMINISTRATION

     10.01 Appointment of Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), or in the absence of such Committee, by the Board.

     10.02 Authority of the Board or the Committee. Subject to the express provisions of the Plan, the Board or the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt, amend, suspend or waive rules and regulations for administering the Plan, appoint agents as it shall deem appropriate for the proper administration of the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The determination of the Board or the Committee with respect to the foregoing matters shall be conclusive.


                                  ARTICLE XI

                                 MISCELLANEOUS

     11.01 Designation of Beneficiary. A participant may file with the Plan Representative a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash under the Plan upon the participant's death. Such designation of beneficiary may be changed by the participant at any time by submitting a new Subscription Agreement to the Plan Representative. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, the Company shall deliver any shares of Common Stock and/or cash credited to the participant's account to such beneficiary. In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such cash and/or Common Stock to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash and/or Common Stock to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the cash and/or shares of Common Stock credited to the participant under the Plan.

     11.02 Transferability. Participants may not assign, transfer, pledge or otherwise dispose of any right to purchase Common Stock under the Plan or to receive Common Stock upon the exercise of such purchase rights under the Plan other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.02.

     11.03 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose.

     11.04   Adjustment Upon Changes in Capitalization.

             (a) If, while any rights to purchase Common Stock are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee, in its sole discretion, in the number and/or kind of shares which are subject to purchase under outstanding purchase rights and in the Purchase Price applicable to such outstanding rights to purchase Common Stock under the Plan. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted.

             (b) Upon the dissolution or liquidation of the Company, or upon a reorganization merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the Board shall take all reasonable steps to cause the successor corporation to assume the Plan and substitute new purchase rights of the successor employer corporation or a parent or subsidiary thereof for such rights to purchase Common Stock granted hereunder with appropriate adjustment as to the number and kinds of shares attributable to such purchase rights and the exercise price of such purchase rights. If the Plan is not assumed by the successor corporation as set forth above, then any Purchase Period then in progress shall be shortened to provide for a new Exercise Date for the rights to purchase Common Stock granted hereunder during such Offering and the Board shall notify each participant that the participant's purchase rights shall be exercised automatically on the new Exercise Date, unless prior to such date the participant has withdrawn from the Offering.

     11.05 Amendment and Termination. The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the shareholders of the Company, alter (i) the aggregate number of shares of Common Stock which may be issued under the Plan (except pursuant to Section 11.04 above), or (ii) the class of employees eligible to receive rights to purchase Common Stock under the Plan, other than to designate additional Subsidiary Corporations as Eligible Subsidiary Corporations; and provided further, however, that no termination, modification, or amendment of the Plan may, without the consent of an Employee then having rights to purchase Common Stock under the Plan adversely affect the rights of such Employee under such purchase right. Notwithstanding the foregoing, the Plan shall terminate on the earlier of (i) such time as all of the shares of Common Stock which have been reserved under the Plan pursuant to Section 4.01 hereof have been purchased or (ii) December 31, 2004.

     11.06 Effective Date. The Plan shall become effective as of January 1, 2000 subject to approval by the holders of a majority of the shares of Common Stock present or represented at any special or annual meeting of the shareholders of the Company duly held within twelve (12) months after adoption of the Plan by the Board. If the Plan is not so approved, the Plan shall not become effective.

     11.07 No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Corporation, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary Corporation's right to terminate, or otherwise modify, any employee's employment at any time.

     11.08 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     11.09 Governing Law. The laws of the State of North Carolina will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

Blue Rhino Corporation          This Proxy is Solicited on Behalf of the Board
104 Cambridge Plaza Drive       of Directors
Winston-Salem, NC 27104
                           The undersigned hereby appoints Billy Prim and Mark Castaneda as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Blue Rhino Corporation held on record by the undersigned on November 5, 1999, at the Annual Meeting of stockholders to be held on December 21, 1999 or any adjournment thereof.

1.  ELECTION OF DIRECTORS:  [_] FOR all nominees listed below          [_] WITHHOLD AUTHORITY to
                            (except as marked to the contrary below)   vote for all nominees listed below

        John H. Muehlstein              Richard A. Brenner                   Robert J. Lunn
        (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provide below)
        ----------------------------------------------------------------------------------------------------

2. PROPOSAL TO REDUCE the authorized capital stock of the Company from 120,000,000 shares to 45,000,000 shares:

            [_]  FOR            [_]  AGAINST           [_]  ABSTAIN

3. PROPOSAL TO APPROVE THE ISSUANCE of common stock upon the conversion of convertible notes and related warrants:

            [_]  FOR            [_]  AGAINST           [_]  ABSTAIN

4. PROPOSAL TO RATIFY THE ADOPTION of the Blue Rhino Corporation Employee Stock Purchase Plan:


            [_]  FOR            [_]  AGAINST           [_]  ABSTAIN

5. PROPOSAL TO RATIFY THE APPOINTMENT of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending July 31, 2000:

            [_]  FOR            [_]  AGAINST           [_]  ABSTAIN

This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted for each of the proposals stated. If any other business is presented at the Annual Meeting, this Proxy will be voted by those named in this Proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.


                                        Dated:                              1999
                                              -----------------------------,

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Signature if held jointly

Please sign exactly as your name appears above. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

            PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD
                PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.